UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

JUNE 16, 2008
Date of Report (Date of earliest event reported)

PARK PLACE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51712	71-0971567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 300, 840-6th Avenue S.W., Calgary, Alberta, Canada	T2P 3E5
(Address of principal executive offices)	(Zip Code)

(403) 360-5375
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On January 1, 2007, Park Place Energy Inc. ("PPEI"), a wholly-owned subsidiary of our company, entered into a consulting agreement with George Tsafalas pursuant to which Mr. Tsafalas agreed to provide certain consulting services to our company, subject to the terms and conditions of the agreement. PPEI also entered into a change of control agreement with Mr. Tsafalas on that date pursuant to which we agreed that, in the event of a Change in Control (as defined in the agreement), we would, among other things, pay to Mr. Tsafalas the remaining base compensation due to him for the remaining term of his consulting agreement, or CDN$216,000, payable in cash or shares of our company, at the election of Mr. Tsafalas.

On June 16, 2008, we entered into a settlement agreement with Mr. Tsafalas in connection with the termination of the consulting agreement and the change of control agreement pursuant to which we have agreed to pay him CDN$216,000 by way of the issuance of 2,400,000 shares of our common stock at a price of $0.09 per share.

The foregoing summary of each of the consulting agreement, change of control agreement and settlement agreement is not complete and is qualified in its entirety by reference to the applicable agreement, copies of which have been filed with the SEC.

Item 3.02 Unregistered Sales of Equity Securities

On June 16, 2008, pursuant to the settlement agreement, the Company issued 2,400,000 shares of common stock to George Tsafalas at a price of $0.09 per share. Of these shares, 1,000,000 are registered under a Form S-8 filed on November 5, 2007 and are freely-tradeable. The remaining 1,400,000 shares remain subject to restriction from trading under U.S. securities rules.

These shares were issued to a non-U.S. person in an offshore transaction in compliance with Regulation S under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

Exhibit No. Description

10.1 Consulting Agreement dated January 1, 2007 between PPEI and George Tsafalas(1)

10.2 Change of Control Agreement dated January 1, 2007 between PPEI and George Tsafalas(1)

10.3 Settlement Agreement dated June 16, 2008 between Park Place Energy Corp. and George Tsafalas.

(1) Incorporated by reference to our Registration Statement on Form S-8 filed with the SEC on November 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated June 19, 2008.

PARK PLACE ENERGY CORP.

/s/ David Johnson
David Johnson,
President & CEO